                                   EXHIBIT 99
                                   ----------

Date: January 25, 2008

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO
330-364-7777 or trent@onlinefirstfed.com
                ------------------------

       FFD Financial Corporation Reports Net Earnings For The Three- and
                   Six-Month Periods Ended December 31, 2007


DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended December 31, 2007, of $362,000, or diluted earnings per share of $.34, compared to the $399,000, or $.35 per diluted share, of net earnings reported for the comparable three-month period in 2006. The $37,000, or 9.3%, decrease in net earnings resulted from increases of $72,000, or 184.6%, in the provision for losses on loans and $6,000, or .5%, in general, administrative and other expenses and a decrease of $6,000, or 3.8%, in other income, which were partially offset by an increase of $29,000, or 1.8%, in net interest income and a decrease of $18,000, or 8.7%, in the provision for federal income taxes.

Net earnings for the six months ended December 31, 2007, were $770,000, or diluted earnings per share of $.71, compared to the $841,000, or $.72 per diluted share, of net earnings reported for the comparable six-month period in 2006. The $71,000, or 8.4%, decrease in net earnings resulted from increases of $97,000, or 95.1%, in the provision for losses on loans and $84,000, or 3.8%, in general, administrative and other expenses and a decrease of $20,000, or 6.1%, in other income, which were partially offset by an increase of $94,000, or 2.9%, in net interest income and a decrease of $36,000, or 8.3%, in the provision for federal income tax.

The increase in net interest income was primarily due to increases in yields and in average balances of loans receivable, which were partially offset by increases in average deposit balances and in the cost of new and repricing deposits. Borrowing costs decreased period to period due to a decrease in the average borrowing costs outweighing the increase in the average balance of borrowings. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The $20,000 decrease in other income resulted from a $28,000 decrease in gain on sale of loans due to a continued soft residential mortgage market and a $3,000 decrease in service charges on deposit accounts, which were partially offset by an $11,000 increase in other operating income. The increase in the provision for losses on loans was due to a combination of loan portfolio growth, net charge-offs, changes in the classifications of some loans, and management's assessment of current economic conditions applied to the portfolio.

FFD Financial Corporation reported total assets of $176.2 million at December 31, 2007, an increase of 1.9% over the June 30, 2007 balance of $173.0 million. Cash and cash equivalents decreased by 1.7% from the June 30, 2007 balance of $9.0 million to $8.9 million at December 31, 2007. Loans receivable, net increased by 2.4% from the June 30, 2007, balance of $153.3 million to $156.9 million at December 31, 2007. Total liabilities increased by 1.9% from the June 30, 2007, balance of $154.9 million to $157.8 million at December 31, 2007, and included deposits of $138.6 million, representing a decrease of 1.0% over the June 30, 2007, balance of $140.0 million. Shareholders' equity amounted to $18.4 million at December 31, 2007, an increase from the $18.1 million total at June 30, 2007. The increase in shareholders' equity was primarily attributable to net earnings of $770,000, a positive mark to market of investments available for sale and proceeds from the exercise of stock options, which were partially offset by the cost of previously announced share repurchases and payments of quarterly dividends.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover and in Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
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                           FFD Financial Corporation
                           -------------------------
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                     December 31,      June 30,
      ASSETS                                                 2007          2007
                                                      (unaudited)
Cash and cash equivalents                                $  8,880      $  9,033
Investment securities                                       3,498         3,448
Mortgage-backed securities                                    340           364
Loans receivable, net                                     156,891       153,282
Loans held for sale                                           257           624
Other assets                                                6,375         6,243
                                                         --------      --------
      Total assets                                       $176,241      $172,994
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $138,576      $139,922
Borrowings                                                 17,312        13,055
Other liabilities                                           1,961         1,882
                                                         --------      --------
      Total liabilities                                   157,849       154,859
Shareholders' equity                                       18,392        18,135
                                                         --------      --------

      Total liabilities and shareholders' equity         $176,241      $172,994
                                                         ========      ========

                           FFD Financial Corporation
                           -------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                                  Six months ended      Three months ended
                                                    December 31,           December 31,
                                                    2007      2006        2007        2006
Total interest income                             $6,074    $5,596      $3,004      $2,852

Total interest expense                             2,726     2,342       1,346       1,223
                                                  ------    ------      ------      ------

         Net interest income                       3,348     3,254       1,658       1,629

Provision for losses on loans                        199       102         111          39
                                                  ------    ------      ------      ------

         Net interest income after provision
          for losses on loans                      3,149     3,152       1,547       1,590

Other income                                         306       326         151         157

General, administrative and other expense          2,285     2,201       1,147       1,141
                                                  ------    ------      ------      ------

         Earnings before income taxes              1,170     1,277         551         606

Federal income taxes                                 400       436         189         207
                                                  ------    ------      ------      ------

         NET EARNINGS                             $  770    $  841      $  362      $  399
                                                  ======    ======      ======      ======

         EARNINGS PER SHARE
           Basic                                    $.71      $.72        $.34        $.35
                                                    ====      ====        ====        ====

           Diluted                                  $.71      $.72        $.34        $.35
                                                    ====      ====        ====        ====